Form	4

1	Name and Address of Reporting Person

	Howard Amster
	23811 Chagrin Blvd., #200
	Beachwood, Ohio 44122-5525

2	Issuer Name and Trading Symbol

	Horizon Group Properties, Inc. (HGPI)

3	I.R.S. Identification Number of Reporting Person
	(Voluntary)

4	Statement for Month/Year	December 18, 2002

5	If Amendment Date of Original

6	Relationship of Reporting Person to Issuer

	X	Director

7	Individual or Joint/Group Filing

	X	Form filed by One Reporting Person
































Table I		Non-Derivative Securities Acquired, Disposed of
			or Beneficially Owned

1	Title of Security-	common

2A	Deemed Execution Date, if any

2	3	4		5		 6		7
Trans	Trans Securities	Amount	 Owner	Nature of
Date	Code	Acquired/	Beneficially Ship		Indirect
		Disposed	owned		 Form		Ownership

12/18/02 *	6,600  A  *	658,557	D

12/18/02 *  6,600	 D        -0-	I		100% Funded Trust

				    574	I		General Partner

           			128,270	I		100% owned Corp.

*	  *	28,540 *	    -0-*	*		Spouse 100 % owned
								Corp., see responses *

				     35	I		100% owned Corp.

				  1,049	I		100% owned Corp.
								is General Partner

				 29,009	I		83% owner





























Table II	Derivative Securities Acquired, disposed of/or
		Beneficially Owned

1		Title of Derivative Security

		Limited Partnership units in
		Horizon Group Properties, L.P.

2		Conversion of Derivative Security

		1 for 1 basis into common stock of Horizon
		Group Properties, Inc.

3A		Deemed Execution Date

3	4	5		6			7
Trans	Trans	Number of	Date Exercisable/	Amount of
Date	Code	Derivative	Expiration Date	Underlying
		Securities				Securities



8	9		10		11
Price	Number	Ownership	Nature of
	Derivative	Form		Indirect Ownership
	Owned

	440,700	D


Explanation of Responses:

This Form 4 is being filed to reflect:

Reporting person on 12/18/02 received trust distribution-in-kind from 100 % Funded Trust.

* 28,540 shares owned by former spouse are excluded from beneficial ownership of reporting person.

Limited Partnership units are convertible on a one for one basis into common stock of Horizon Group
Properties, Inc., subject to an ownership limitation of
29.9 % of the outstanding common stock of Horizon Group Properties, Inc.



Howard Amster
Signature of Reporting Person		December 19, 2002